Exhibit 99.1

Super League Set to Join Russell Microcap Index

Santa Monica, Calif. - (June 16, 2021) – Super League Gaming, Inc.  (Nasdaq: SLGG), a global leader in competitive video gaming and esports entertainment for everyday players around the world, announced today that the company is set to join the Russell Microcap® Index, effective June 28, 2021, according to a preliminary list of additions distributed on June 4, 2021.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.

“We are pleased to be joining the Russell Microcap Index, as it is an important milestone and meaningful achievement in our development as a public company,” said Super League CEO Ann Hand. “Our membership in this well-respected performance benchmark reflects the growth and momentum we have going forward. Joining the Russell Microcap Index will strengthen our existing foundation of institutional ownership, benefitting our shareholders with improvements in liquidity and visibility, as we continue to build our leadership position in the esports industry.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

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About Super League Gaming
Super League Gaming (NASDAQ: SLGG) is a leading gaming and esports content and community platform that gives tens of millions of players multiple ways to create, connect, compete, and enjoy the video games they love. Fueled by proprietary and patented technology systems, Super League’s offerings include competitive gaming tournaments featuring many of the biggest titles in the world, gameplay properties that allow young gamers to experience and build their own imaginative Minecraft worlds, and production and distribution software tools that power billions of views of live streaming and video-on-demand content annually. Through partnerships with world class consumer brands, in-game player monetization, and a fully-virtual cloud-based video production studio, Super League is building a broadly inclusive, global brand at the intersection of gaming, experiences, and entertainment. For more: superleague.com

About FTSE Russell:
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

Media Contact:
Gillian Sheldon
Super League Gaming
gillian.sheldon@superleague.com

Investor Relations:
Cody Slach and Sophie Pearson
Gateway Investor Relations
SLG@gatewayir.com

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about our anticipated placement on the Russell Microcap Index. Risks and uncertainties include, among other things, changes that may prohibit the inclusion of Super League on the Russell Microcap Index following the reconstitution on or about June 25, 2021. Additional risks and uncertainties that could affect our business are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, and other filings that we make from time to time with the Securities and Exchange Commission which, once filed, are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.